ANGEL OAK MORTGAGE REIT, INC.
FIFTH AMENDED AND RESTATED BYLAWS
Effective as of October 6, 2026
ARTICLE I
OFFICES

Section 1.PRINCIPAL OFFICE. The principal office of Angel Oak Mortgage REIT, Inc. (the “Corporation”) in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2.ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1.PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these bylaws of the Corporation (as amended, restated or amended and restated from time to time, the “Bylaws”) and stated in the notice of the meeting.
Section 2.ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held each year on the date and at the time and place set by the Board of Directors. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate act. The Board of Directors may postpone or cancel any annual meeting of stockholders previously called by the Board of Directors.
Section 3.SPECIAL MEETINGS.
(a)General. Unless otherwise required by applicable law or by the charter of the Corporation (as amended, restated or amended and restated from time to time, the “Charter”), including any articles supplementary setting forth the terms of any class or series of stock, the chair of the Board of Directors, the chief executive officer, the president or the Board of Directors may call a special meeting of stockholders for any proper purpose or purposes. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chair of the Board of Directors, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”). The Board of Directors may postpone or cancel any special meeting of stockholders previously called by the chair of the Board of Directors, the chief executive officer, the president or the Board of Directors. A Stockholder-Requested Meeting (as defined below) may be postponed or canceled as provided in subsection (b) of this Section 3 or as otherwise permitted by applicable law.
(b)Stockholder-Requested Special Meetings.
(1)Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered or certified mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder, each beneficial owner on whose request or behalf the request is made and each matter proposed to be acted upon at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved) or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving a valid Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than 10 days after the Close of Business (as defined below) on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within 10 days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the Close of Business on the tenth day after the first date on which a valid Record Date Request Notice is received by the secretary.
(2)In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than the Special Meeting Percentage shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth all information and representations required by paragraph (1) of this subsection (b), updated as of the date of the Special Meeting Request, (d) set forth, as to each requesting stockholder, each beneficial owner on whose request or behalf the request is made, each Stockholder Associated Person (as defined below) and each matter proposed to be acted on and any Proposed Nominee (as defined below), all information and representations that would be required by Sections 13(c) and (d) of this Article II if the Special Meeting Request were a notice of a nomination or other business for a stockholder meeting, (e) be sent to the secretary by registered or certified mail, return receipt requested, and (f) be received by the secretary within 60 days after the Request Record Date. Each requesting stockholder and Stockholder Associated Person shall update and supplement the information and representations included in the Record Date Request Notice and the Special Meeting Request in the manner and within the time periods provided in Section 13(f)(2) and Section 13(f)(3) of this Article II. For purposes of applying Sections 13(f)(2) and 13(f)(3) of this Article II, each requesting stockholder shall be deemed a Noticing Party (as defined below), and the Record Date Request Notice and Special Meeting Request shall collectively be deemed the notice delivered by such Noticing Party. If a requesting stockholder or a Stockholder Associated Person of a requesting stockholder fails to provide such written verification or written update within the applicable time period, the information or representation so required to be supplemented or verified, and any Record Date Request Notice or Special Meeting Request required pursuant to this Section 3 to contain such information, may be deemed not to have been provided in accordance with this Section 3(b). Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.
(3)The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.
(4)In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within 10 days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within 10 days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the Close of Business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).
(5)If written revocations of the Special Meeting Request have been delivered to the secretary, or if, pursuant to paragraph (2) above, any Special Meeting Request shall be deemed not to have been delivered, and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (a) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation or deemed non-delivery of a request for a special meeting on the matter, or (b) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation or deemed non-delivery of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, (i) the secretary may revoke the notice of the meeting at any time before 10 days before the commencement of the meeting or (ii) the chair of the meeting may call the meeting to order and adjourn the meeting from time to time without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.
(6)The chair of the Board of Directors, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (a) five Business Days after actual receipt by the secretary of such purported request and (b) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
(7)For purposes of these Bylaws, “Business Day” shall mean any day, other than a Saturday, a Sunday or a day on which banking institutions in the State of Maryland are authorized or obligated by law, regulation or executive order to close.
Section 4.NOTICE. Not less than 10 nor more than 90 days before each meeting of stockholders, the secretary shall give notice to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote who is entitled to notice of the meeting, in writing or by electronic transmission stating the date, time and place of the meeting, and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called. Such notice may be delivered by mail, by electronic transmission, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.
Subject to Section 13(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. Subject to Section 3(b) of this Article II, the Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined below) of such postponement or cancellation prior to the meeting.
Section 5.ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual designated by the Board of Directors to be chair of the meeting or, in the absence of such appointment or appointed individual, by the chair of the Board of Directors or, in the case of a vacancy in the office or absence of the chair of the Board of Directors, by one of the following individuals present at the meeting in the following order: the lead independent director, if there is one, the chief executive officer, the president or the vice presidents in their order of rank and, within each rank, in their order of seniority. The secretary or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary or an individual appointed by the Board of Directors or the chair of the meeting shall act as secretary. Even if present at the meeting, the person holding the office named herein may delegate to another person the power to act as chair or secretary of the meeting. The Board of Directors may adopt by resolution, and the individual designated by the Board of Directors to be the chair of the meeting and the chair of the Board of Directors may prescribe, such rules, regulations and procedures for the conduct of any meeting of stockholders as they shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chair of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess, adjourn or conclude the meeting, and to do all such acts as, in the judgment of the chair of the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the individual designated by the Board of Directors to be the chair of the meeting, the chair of the Board of Directors or the chair of the meeting, may include the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules, regulations and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) removal of any stockholder or any other individual who refuses to comply with meeting rules, regulations or procedures; (h) the conclusion of the meeting or the recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any federal, state or local laws or regulations including those concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (l) any rules, regulations or procedures as the chair of the meeting may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The Board of Directors or the chair of the meeting, in addition to making any other determinations that may be appropriate regarding the conduct of the meeting, may determine and declare to the meeting whether a matter of business or nomination was properly brought before the meeting, and, if the chair of the stockholder meeting (or the Board of Directors) should determine that any matter of business or nomination was not properly brought before the meeting, the chair of the meeting (or the Board of Directors) may rule any such matter of business or nomination out of order or declare that any such matter of business or nomination shall not be transacted or considered. Except to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 6.QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the Charter for the vote necessary for the approval of any matter.
Section 7.ADJOURNMENT. The chair of a stockholder meeting may adjourn the meeting from time to time for any or no reason (whether or not a quorum is present) to a date not more than 120 days after the original record date, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be established, any business may be transacted which might have been transacted at the meeting as originally noticed.
Section 8.VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder of the share is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, shall entitle the holder thereof to cast one vote on each matter properly submitted to a vote at a duly-called meeting of stockholders. Voting on any question or in any election may be viva voce unless the chair of the meeting shall order that voting be by ballot or otherwise.
Section 9.PROXIES. A stockholder may vote in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by applicable law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy. Any stockholder directly or indirectly soliciting proxies from other stockholders shall use a proxy card color other than white, which shall be reserved for the exclusive use of proxies solicited by or on behalf of the Board of Directors.
Section 10.ACTION BY STOCKHOLDERS WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a unanimous consent which sets forth the action is provided in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed in paper or electronic form with the records of stockholders meetings.
Section 11.VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.
The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or appropriate. On receipt by the secretary of the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.
Section 12.INSPECTORS. In advance of any meeting of stockholders of the Corporation, the chair of the Board of Directors, the chief executive officer or the Board of Directors, by resolution, may appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting may appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Except as otherwise provided by the chair of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chair of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.
Section 13.ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.
(a)Annual Meetings of Stockholders. Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to the annual meeting given by or at the direction of the secretary, (ii) as otherwise properly brought before the annual meeting by or at the direction of the Board of Directors or any duly authorized committee thereof or (iii) by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving the notice provided for in this Section 13, on the record date for determining stockholders entitled to vote at the meeting and at all times thereafter through the date of the annual meeting and any postponement or adjournment thereof, (B) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and (C) complies with the notice procedures set forth in this Section 13 and otherwise with these Bylaws and applicable law. Compliance with clause (iii) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders, except to the extent that Rule 14a-8 under the Exchange Act, or any successor provision thereto, as then in effect, requires otherwise.
(b)Timing of Notice for Annual Meetings. For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of subsection (a) of this Section 13, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders.

To be timely, a stockholder’s notice shall set forth all information and representations required under this Section 13 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than the Close of Business on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that, in the event that the Corporation did not hold an annual meeting the previous year or if the date of the annual meeting is more than 30 days prior to, or more than 60 days after, the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the Close of Business on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment, recess, postponement or judicial stay of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of notice pursuant to the preceding sentence.
(c)Form of Notice. To be in proper written form, the notice of any stockholder of record giving notice under this Section 13 (each, a “Noticing Party”) must set forth:
(i)as to each person whom such Noticing Party proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:
(A)the name, age, business address and residential address of such Proposed Nominee;
(B)the principal occupation and employment of such Proposed Nominee;
(C)a written questionnaire with respect to the background and qualifications of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (in the form to be provided by the secretary within 10 days after receiving a written request therefor from any stockholder of record identified by name);
(D)a written representation and agreement completed by the Proposed Nominee in the form required by the Corporation, which form shall be provided by the secretary within 10 days after receiving a written request therefor from any stockholder of record identified by name, providing that the Proposed Nominee: (I) is not and will not become a party to any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how the Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that would reasonably be likely to limit or interfere with the Proposed Nominee’s ability to comply, if elected, with the Proposed Nominee’s duties under applicable law; (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee with respect to the Corporation that has not been disclosed to the Corporation; (III) will, if elected, comply with all applicable rules of any securities exchange upon which the Corporation’s securities are listed, the Charter, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors, which other guidelines and policies shall be provided to the Proposed Nominee within five Business Days after the secretary receives a written request therefor from the Proposed Nominee, and all applicable duties under state law; (IV) consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting, consents to the public disclosure of information regarding or relating to the Proposed Nominee provided to the Corporation by the Proposed Nominee or otherwise pursuant to these Bylaws and, if elected, consents to serve as a director; (V) intends to serve a full term as a director if elected and will notify the Corporation and the Noticing Party promptly if the Proposed Nominee becomes unwilling or unable to serve; (VI) does not require any permission or consent from any third party to serve as a director that has not been obtained and will provide a copy of each such permission or consent to the Corporation; and (VII) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are true and correct in all material respects and do not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in any material respect;
(E)a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three years, and any other material relationships, between or among such Proposed Nominee, on the one hand, and any Noticing Party or any Stockholder Associated Person (other than such Proposed Nominee), on the other hand, or, to the knowledge of such Proposed Nominee, after due inquiry, between or among any Associate (as defined below) of such Proposed Nominee, on the one hand, and any Noticing Party or any Stockholder Associated Person, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K as if such Noticing Party and any Stockholder Associated Person (other than the Proposed Nominee) were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;
(F)a description of any business or personal interests that would reasonably be expected to place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries;
(G)the date(s) of first contact between the Noticing Party or any Stockholder Associated Person, on the one hand, and the Proposed Nominee, on the other hand, with respect to any proposed nomination(s) of any person(s) (including the Proposed Nominee) for election as a director of the Corporation; and
(H)all other information relating to such Proposed Nominee or such Proposed Nominee’s Associates that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Stockholder Associated Person for the election of directors in a contested election pursuant to the Proxy Rules (as defined below);
(ii)as to any other business that such Noticing Party proposes to bring before the meeting:
(A)a description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;
(B)the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Charter or these Bylaws, the text of the proposed amendment); and
(C)all other information relating to such business that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Stockholder Associated Person in support of such proposed business pursuant to the Proxy Rules;
(iii)as to such Noticing Party and each Stockholder Associated Person:
(A)the name and address of such Noticing Party and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);
(B)the class, series and number of shares of each class or series of stock (if any) of the Corporation that are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such Noticing Party or any Stockholder Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;

(C)the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party or any Stockholder Associated Person and any pledge by such Noticing Party or any Stockholder Associated Person with respect to any of such securities;
(D)(I) a description of all agreements, arrangements or understandings, whether written or oral, entered into by or on behalf of such Noticing Party or any Stockholder Associated Person, including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation (any of the foregoing, a “Derivative Instrument”) and (II) all other information relating to Derivative Instruments that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Stockholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules if the creation, termination or modification of Derivative Instruments were treated the same as trading in the securities of the Corporation under the Proxy Rules;
(E)any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose request or behalf such Noticing Party is submitting a notice to the Corporation), any Stockholder Associated Person in the Corporation or any Affiliate (as defined below) thereof or in the proposed business or nomination(s) to be brought before the meeting by such Noticing Party, other than an interest arising from the ownership of securities of the Corporation where such Noticing Party or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(F)a description of all agreements, arrangements or understandings, whether written or oral, (I) between or among such Noticing Party and any Stockholder Associated Person or (II) between or among such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose request or behalf such Noticing Party is submitting a notice to the Corporation), any Stockholder Associated Person and any other person or entity (naming each such person or entity), in each case, relating to acquiring, holding, voting or disposing of any securities of the Corporation, including any proxy (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, the Proxy Rules by way of a solicitation statement filed on Schedule 14A);
(G)any rights to dividends on the shares of the Corporation’s stock owned beneficially by such Noticing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;
(H)any proportionate interest in shares of the Corporation’s stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Stockholder Associated Person (I) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (II) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;
(I)any direct or indirect interest (other than solely as a result of security ownership) of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose request or behalf such Noticing Party is submitting a notice to the Corporation), any Stockholder Associated Person in any agreement with the Corporation or any Affiliate of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement);

(J)a representation that (I) neither such Noticing Party nor any Stockholder Associated Person has breached any agreement, arrangement or understanding with the Corporation except as disclosed to the Corporation pursuant hereto and (II) such Noticing Party and each Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and federal law, including the Exchange Act, with respect to the matters set forth in this Section 13;
(K)a description of the investment strategy or objective, if any, of such Noticing Party (or the beneficial owner(s) on whose request or behalf such Noticing Party is submitting a notice to the Corporation);
(L)all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party or any Stockholder Associated Person with respect to the Corporation (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such Noticing Party or any Stockholder Associated Person pursuant to Item 5 or Item 6 of Schedule 13D;
(M)a certification that such Noticing Party and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such Noticing Party’s or Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and any Derivative Instruments and such Noticing Party’s or Stockholder Associated Person’s acts or omissions as a stockholder of the Corporation, if such Stockholder Associated Person is a stockholder of the Corporation; and
(N)all other information relating to such Noticing Party or any Stockholder Associated Person that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Stockholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules;
provided, however, that the disclosures described in the foregoing subclauses (A) through (N) shall not include any such disclosures with respect to the ordinary course business activities of any depositary or any broker, dealer, commercial bank, trust company or other person who is a Noticing Party solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner (any such entity, an “Exempt Party”);

(iv)a representation that such Noticing Party intends to appear or cause a Qualified Representative (as defined below) of such Noticing Party to appear at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;
(v)a description of any pending or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose request or behalf such Noticing Party is submitting a notice to the Corporation), threatened legal proceeding or investigation in which such Noticing Party or any Stockholder Associated Person is a party or participant directly involving or directly relating to the Corporation or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose request or behalf such Noticing Party is submitting a notice to the Corporation), any current or former officer, director or Affiliate of the Corporation;
(vi)identification of the names and addresses of other stockholders (including beneficial owners of the Corporation’s stock) known by such Noticing Party (or the beneficial owner(s) on whose request or behalf such Noticing Party is submitting a notice to the Corporation) to provide financial support for the nomination(s) or other business proposal(s) submitted by such Noticing Party and, to the extent known, the class and number of shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or beneficial owner(s); and
(vii)a representation from the Noticing Party as to whether the Noticing Party or any Stockholder Associated Person intends or is part of a group, as that term is used in Rule 13d-5 under the Exchange Act, that intends to (A) solicit proxies in support of the election of each Proposed Nominee from holders of shares representing at least sixty-seven percent (67%) of the voting power of shares entitled to vote on the election of directors in accordance with Rule 14a-19 under the Exchange Act or (B) engage in a solicitation, within the meaning of Rule 14a-1(l) under the Exchange Act, with respect to the nomination of any Proposed Nominee or other business to be considered at the meeting, and, if so, the name of each participant, as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act, in the solicitation.
(d)Additional Information. In addition to the information required pursuant to the foregoing provisions of this Section 13, the Corporation may require any Noticing Party to furnish such other information that would reasonably be expected to be material to a reasonable stockholder’s understanding of (i) any item of business proposed by such Noticing Party under this Section 13, (ii) the solicitation of proxies from the Corporation’s stockholders by such Noticing Party (or any Stockholder Associated Person) or (iii) the eligibility, suitability or qualifications of a Proposed Nominee to serve as a director of the Corporation or the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board of Directors, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within 10 days after it has been requested by the Corporation.
(e)Special Meetings of Stockholders. Only business brought before a special meeting of stockholders pursuant to the Corporation’s notice of meeting or any supplement thereto shall be conducted at the meeting. No stockholder may make a proposal of other business to be considered at a special meeting or, except as contemplated by and in accordance with the next two sentences of this Section 13(e), nominate an individual for election to the Board of Directors at a special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting or any supplement thereto only (i) by or at the direction of the Board of Directors or any duly authorized committee thereof or (ii) provided that one or more directors are to be elected at the meeting pursuant to the Corporation’s notice of meeting, by any stockholder of the Corporation who (A) is a stockholder of record on the date of giving the notice provided for in this Section 13(e) through the date of the special meeting, (B) is entitled to vote at the special meeting and in the election and (C) complies with the notice procedures set forth in this Section 13(e) and otherwise with these Bylaws and applicable law. To be timely, the stockholder’s notice must be received by the secretary at the principal executive office of the Corporation not earlier than the 120th day before the special meeting and not later than the Close of Business on the later of (x) the 90th day before the special meeting and (y) the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at the meeting is first made by the Corporation. In no event shall an adjournment, recess, postponement or judicial stay of a special meeting, or the public announcement thereof, commence a new time period or extend any time period for the giving of notice. To be in proper written form, the notice shall include all information and representations required by Section 13(c), and the stockholder and any Proposed Nominee shall comply with Section 13(d), in each case as if the notice were being submitted in connection with an annual meeting.
(f)General.
(1)Subject to the rights of holders of any class or series of preferred stock under the Charter, no person shall be eligible for election as a director by the stockholders of the Corporation unless the person is eligible to serve under the Charter, applicable law and these Bylaws and is nominated by a stockholder in accordance with this Section 13 or by the Board of Directors or any duly authorized committee thereof, and no business shall be conducted at a meeting of stockholders except business included in the Corporation’s proxy materials, business brought by a stockholder in accordance with this Section 13 or business brought by or at the direction of the Board of Directors. The Corporation shall disregard the nomination of any Proposed Nominee who is not eligible to serve as a director. The number of Proposed Nominees a stockholder may include in a notice given pursuant to this Section 13 may not exceed the number of directors to be elected at the meeting based on public announcement by the Corporation before the date of the notice. If, after the notice is delivered, the number of directors to be elected is reduced and the number of Proposed Nominees included in the notice exceeds the number of directors to be elected, the Noticing Party shall, within five Business Days after notice from the Corporation, identify in writing the Proposed Nominees that it withdraws so that the remaining number does not exceed the number of directors to be elected. No stockholder shall be entitled to identify any additional or substitute Proposed Nominee after the applicable time period set forth in Section 13(b) or Section 13(e) has expired. Except as otherwise provided by law, the Board of Directors or the chair of a meeting shall have the power and duty to determine whether a nomination or other business has been made or proposed in accordance with these Bylaws. If the Board of Directors or the chair determines that a proposed nomination or business was not properly brought before the meeting in accordance with these Bylaws, the chair of the Board of Directors may exclude the nomination or business, and such nomination or other business shall not be transacted, and no vote shall be taken with respect to the nomination or business, notwithstanding that proxies may have been received.
(2)A Noticing Party shall update its notice, if necessary, so that the information provided or required to be provided is true and correct in all material respects as of (A) the record date for determining the stockholders entitled to receive notice of the meeting and (B) the date that is 10 Business Days before the meeting or any postponement or adjournment thereof. The update shall be received by the secretary at the principal executive office of the Corporation (x) not later than the Close of Business five Business Days after the record date, in the case of an update required under clause (A), and (y) not later than the Close of Business seven Business Days before the date of the meeting or, if the meeting is postponed or adjourned, seven Business Days before the date of the postponed or adjourned meeting, if practicable, and, if not practicable, on the first practicable date before such date, in the case of an update required under clause (B). Each update shall be made only to the extent information has changed and shall clearly identify each material change. Information provided pursuant to this paragraph (2) shall not be deemed to cure any deficiency or inaccuracy in a notice previously delivered or to extend the time period for delivery of the notice. If a Noticing Party fails to provide an update in accordance with this paragraph (2), the information as to which the update relates may be deemed not to have been provided in accordance with this Section 13.
(3)If any information submitted pursuant to this Section 13 by a Noticing Party nominating an individual for election as a director or proposing business for consideration at a meeting of stockholders is inaccurate in any material respect, as determined by the Board of Directors or a committee thereof, the information may be deemed not to have been provided in accordance with this Section 13. The Noticing Party shall notify the secretary in writing at the principal executive office of the Corporation of any material inaccuracy or change in any information submitted pursuant to this Section 13, including any change in whether the Noticing Party or any Stockholder Associated Person intends to solicit proxies in accordance with the representation made pursuant to Section 13(c)(vii), within two Business Days after becoming aware of the inaccuracy or change. The notification shall clearly identify the inaccuracy or change and shall not be deemed to cure any deficiency or inaccuracy in a prior submission. Upon written request of the secretary on behalf of the Board of Directors or a duly authorized committee thereof, the Noticing Party shall provide, within seven Business Days after delivery of the request or such other period as may reasonably be specified in the request, (A) written verification reasonably satisfactory to the Board of Directors, any committee thereof or any authorized officer of the Corporation to demonstrate the accuracy of information submitted pursuant to this Section 13 and (B) a written affirmation of information submitted as of an earlier date. If the Noticing Party fails to provide the verification or affirmation within the required period, the information as to which verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 13.

(4)Notwithstanding anything in these Bylaws to the contrary, if (A) any Noticing Party or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any Proposed Nominee and (B) (1) the Noticing Party or Stockholder Associated Person subsequently either (x) notifies the Corporation that it no longer intends to solicit proxies in support of the election or reelection of the Proposed Nominee in accordance with Rule 14a-19(b) or (y) fails to comply with Rule 14a-19(a)(2) or Rule 14a-19(a)(3), or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that it has met Rule 14a-19(a)(3), and (2) no other Noticing Party or Stockholder Associated Person that has provided notice pursuant to Rule 14a-19(b) with respect to the Proposed Nominee, to the Corporation’s knowledge based on information provided pursuant to Rule 14a-19 or these Bylaws, both continues to intend to solicit proxies in accordance with Rule 14a-19(b) and has complied with Rule 14a-19(a)(2), Rule 14a-19(a)(3) and the following sentence, then the Corporation shall disregard any proxies or votes solicited for the Proposed Nominee regardless of the person or entity that solicited the proxies, notwithstanding that proxies may have been received. Upon request by the Corporation, a Noticing Party that provides notice pursuant to Rule 14a-19(b), or whose Stockholder Associated Person provides such notice, shall deliver to the secretary, not later than five Business Days before the applicable meeting, reasonable evidence that Rule 14a-19(a)(3) has been satisfied.
(5)In addition to complying with this Section 13, a stockholder shall comply with all applicable requirements of state law and federal law, including the Exchange Act, with respect to the matters set forth in this Section 13.
(6)Any written notice, supplement, update or other information required to be delivered by a stockholder pursuant to this Section 13 must be given by personal delivery, nationally recognized overnight courier or registered or certified mail, postage prepaid, to the secretary at the Corporation’s principal executive office and shall be deemed not to have been delivered unless so given.
(7)For purposes of these Bylaws:
(A) “Affiliate” and “Associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act;
(B)“beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder;
(C)“Business Day” has the meaning set forth in Section 3(b)(7) of this Article II;
(D)“Close of Business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a Business Day;
(E)“Proxy Rules” shall mean Section 14 of the Exchange Act and the rules promulgated thereunder;
(F)“public announcement” shall mean disclosure (I) in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, (II) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act or (III) in a document furnished by the Corporation to stockholders;
(G) a “Qualified Representative” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders;

(H)“Stockholder Associated Person” shall mean, with respect to a Noticing Party, (I) any beneficial owner of shares of stock of the Corporation on whose request or behalf such Noticing Party is providing notice of any nomination or other business, if different from such Noticing Party, (II) any person or entity that is a member of a group, as such term is used in Rule 13d-5 under the Exchange Act, with such Noticing Party or any such beneficial owner with respect to acquiring, holding, voting or disposing of any securities of the Corporation, (III) any Affiliate or Associate of such Noticing Party, unless such Noticing Party is an Exempt Party, or of any such beneficial owner, (IV) any participant, as defined in Instruction 3 to Item 4 of Schedule 14A, with such Noticing Party or any such beneficial owner with respect to any proposed business or nomination under these Bylaws, (V) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party, unless such Noticing Party is an Exempt Party, and (VI) any Proposed Nominee; and
(I)“the date of the proxy statement” for a meeting of stockholders shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, or any successor provision thereto, as interpreted by the Securities and Exchange Commission from time to time, or if such rule is not in effect on the date of such meeting of stockholders, “the date of the proxy statement” for a meeting of stockholders shall mean the date on which notice of such meeting was first given in accordance with Section 4 of this Article II and Section 2-504 of the Maryland General Corporation Law (the “MGCL”).
Section 14.TELEPHONE AND REMOTE COMMUNICATION MEETINGS. The Board of Directors or chair of the meeting may permit one or more stockholders to participate in a meeting by means of a conference telephone or other communications equipment in any manner permitted by Maryland law. In addition, the Board of Directors may determine that a meeting not be held at any place, but instead may be held solely by means of remote communications in any manner permitted by Maryland law. Participation in a meeting by these means constitutes presence in person at the meeting.
Section 15.CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the MGCL, or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Corporation. This Section 15 may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III
DIRECTORS

Section 1.GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.
Section 2.NUMBER, ELIGIBILITY, TENURE AND RESIGNATIONS. A majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number shall never be less than the minimum number required by the MGCL or more than fifteen, and provided further that the tenure of a director shall not be affected by any decrease in the number of directors. No person shall be eligible for election or appointment as a director unless the person, within 10 days after any reasonable request from the Board of Directors or any committee thereof, has made himself or herself available to be interviewed by the Board of Directors or any committee or other subset thereof with respect to the person’s qualifications, candidacy or service as a director and has provided answers during the interview that are accurate and reasonably complete in all material respects. Any director may resign at any time by delivering a resignation to the Board of Directors, the chair of the Board of Directors or the secretary. A resignation shall take effect immediately upon receipt or at the later time specified in the resignation, and acceptance shall not be necessary to make it effective unless otherwise stated in the resignation.
Section 3.MEETINGS. The Board of Directors may hold meetings, both regular and special, either within or without the State of Maryland. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors.

Special meetings of the Board of Directors may be called by the chair of the Board of Directors, the chief executive officer or the Board of Directors and shall be held at such place, on such date and at such time as he, she or it shall specify.
Section 4.NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 12 hours prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.
Section 5.QUORUM. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further, that, if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group. The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.
Section 6.VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.
Section 7.CHAIR OF THE BOARD. The Board of Directors shall designate from among its members a chair of the Board of Directors who shall not, unless otherwise specified by the Board of Directors, be an officer of the Corporation. The Board of Directors may designate the chair of the Board of Directors as an executive or non-executive chair. Subject to Section 5 of Article II and Section 8 of Article III, the chair of the Board of Directors shall preside at all meetings of stockholders and over the meetings of the Board of Directors and shall perform such other duties as may be assigned to him or her by the Board of Directors.
Section 8.ORGANIZATION. At each meeting of the Board of Directors, the chair of the Board of Directors or, in the absence of the chair, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as the chair of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chair of the meeting, shall act as secretary of the meeting.
Section 9.TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each director and is filed with the minutes of proceedings of the Board of Directors.
Section 11.VACANCIES. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum and, if the Board of Directors is classified, any individual elected to fill a vacancy shall serve for the remainder of the full term of the directorship of the class in which the vacancy occurred and until a successor is duly elected and qualifies.
Section 12.COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.
Section 13.RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.
Section 14.RATIFICATION. The Board of Directors or the stockholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.
Section 15.CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.
Section 16.EMERGENCY PROVISIONS. Notwithstanding any other provision in the Charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

ARTICLE IV
COMMITTEES

Section 1.NUMBER, QUALIFICATIONS AND POWERS. The Board of Directors may appoint from among its members one or more committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member. The Board of Directors may delegate to committees appointed under this Article IV any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole discretion.
Section 2.MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors, or in the absence of such designation, the applicable committee, may designate a chair of any committee and such chair or, in the absence of a chair, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board of Directors shall otherwise provide. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.
Section 3.CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.
Section 4.VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to appoint the chair of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V
OFFICERS

Section 1.GENERAL PROVISIONS. The officers of the Corporation shall include a chief executive officer, president, chief financial officer, secretary and treasurer and may include a chief operating officer, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers and such other officers with such powers and duties as the Board of Directors deems necessary or desirable. The officers of the Corporation, including any officers elected to fill a vacancy among the officers of the Corporation, shall be elected by the Board of Directors, except that the chief executive officer or the president may from time to time appoint one or more vice presidents, assistant secretaries, assistant treasurers or other officers. The Board of Directors may authorize any officer to appoint or remove other officers, agents and employees and prescribe their powers and duties. The duties of the officers of the Corporation shall be as set forth in these Bylaws and as prescribed from time to time by the Board of Directors or, in the case of any officer other than the chief executive officer or president, by the chief executive officer or president. Each officer shall serve until a successor is elected and qualifies or until the officer’s earlier death, resignation or removal in the manner hereinafter provided. Any two or more offices, except president and vice president, may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.
Section 2.REMOVAL AND RESIGNATION . Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal does not prejudice to the contract rights, if any, of the person so removed. Any officer appointed by the chief executive officer, the president or another officer may also be removed, with or without cause, by the chief executive officer or by the appointing officer or any successor to the appointing officer. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chair of the Board of Directors, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation, and acceptance of such resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.
Section 3.CHIEF EXECUTIVE OFFICER. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. The chief executive officer may execute any deed, mortgage, bond, contract or other instrument, except where execution is expressly delegated by the Board of Directors or these Bylaws to another officer or agent of the Corporation or is required by law to be otherwise executed, and shall perform all duties incident to the office and such other duties as may be prescribed by the Board of Directors from time to time.
Section 4.PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.
Section 5.CHIEF FINANCIAL OFFICER. The chief financial officer shall be the principal financial officer of the Corporation. The chief financial officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws, the Board of Directors or the chief executive officer. In the absence of a designation of a treasurer by the Board of Directors, the chief financial officer shall be the treasurer of the Corporation.
Section 6.CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.
Section 7.VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.
Section 8.SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 9.TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.
Section 10.ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.
Section 11.COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.
Section 12.VACANCIES. A vacancy in any office may be filled in the manner prescribed in these Bylaws for the election or appointment to that office.

ARTICLE VI
CONTRACTS, CHECKS AND DEPOSITS

Section 1.CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.
Section 2.CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.
Section 3.DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, the treasurer or any other officer designated by the Board of Directors may determine.

ARTICLE VII
STOCK

Section 1.CERTIFICATES. Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no difference in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.
Section 2.TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors or an officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.
The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.
Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.
Section 3.REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or an officer of the Corporation has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.
Section 4.FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such record date, in any case, shall not be prior to the Close of Business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than 10 days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken. When a record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been set as provided in this Section 4, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.
Section 5.STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.
Section 6.FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation.

ARTICLE VIII
ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.
ARTICLE IX
DISTRIBUTIONS

Section 1.AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.
Section 2.CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X
SEAL

The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall be in any form approved by the Board of Directors. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XI
WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof, in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Section 1.    CERTAIN STATE LAW CLAIMS.  Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, shall be the sole and exclusive forum for: (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, and any action or proceeding asserting any Internal Corporate Claim, including without limitation: (i) any derivative action or proceeding brought on behalf of the Corporation, other than any action asserting solely claims arising under federal securities laws; (ii) any claim, or any action or proceeding asserting a claim, based on an alleged breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation; or (iii) any claim, or any action or proceeding asserting a claim, against the Corporation or any director or officer or other employee of the Corporation arising under or pursuant to any provision of the MGCL, the Charter or these Bylaws; or (b) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.  None of the foregoing claims, or actions or proceedings, may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such other court.  This Section 1 of Article XII does not apply to any action or proceeding asserting solely claims arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or asserting solely any other claim for which the federal courts have exclusive jurisdiction.
Section 2.    CERTAIN FEDERAL CLAIMS.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting solely claims arising under the Securities Act. This Section 2 of Article XII does not apply to claims arising under the Exchange Act.

ARTICLE XIII
AMENDMENT OF BYLAWS

The Board of Directors is vested with the power to alter or repeal any provision of these Bylaws and to adopt new Bylaws. In addition, to the extent permitted by law, the stockholders may alter or repeal any provision of these Bylaws and adopt new Bylaw provisions if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.